Exhibit 10.1

FORM OF SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is entered into as of April 11, 2025, by and between Sonder Holdings Inc., a Delaware corporation with its principal offices at 447 Sutter St., Suite 405 #542, San Francisco, California (the “Company”), and the purchasers whose names and addresses are set forth on the signature pages hereof (individually referred to as a “Purchaser” and, collectively, the “Purchasers”).

WHEREAS, the Company’s amended and restated certificate of incorporation authorizes the issuance of 250,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”);

WHEREAS, the Company previously created a series of Preferred Stock, designated as the Series A Convertible Preferred Stock, par value $0.0001 per share (the “Preferred Shares”), having the rights, preferences, privileges and restrictions set forth in the Certificate of Designation filed with the Secretary of State of the state of Delaware (the “Certificate of Designation”), which Preferred Shares are convertible into shares (the “Conversion Shares”) of common stock, par value $0.0001 per share, of the Company (the “Common Stock”), by filing such Certificate of Designation with the office of the Secretary of State of the State of Delaware on the date hereof;

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company desires to issue and sell to the Purchasers, severally and not jointly, and the Purchasers desire to purchase from the Company, an aggregate of 17,980,000 Preferred Shares;

WHEREAS, concurrently with the execution of this Agreement, the Company and certain stockholders of the Company have entered into a Voting Support Agreement (as may be amended, supplemented or otherwise modified, the “Voting Agreement”) which, among other things, provides for the agreement by such stockholders to vote their capital stock of the Company to adopt and approve the Stockholder Approval (as defined herein);

WHEREAS, concurrently with the execution of this Agreement, the Company and certain noteholders of the Company (the “Noteholders”) have entered into a limited waiver, consent and amendment agreement (the “NPA Waiver”) which, among other things, provides for modification of the notes issued pursuant to the Note and Warrant Purchase Agreement, dated as of December 10, 2021, as amended (the “NPA”), in exchange for warrants to purchase up to an aggregate of 5,000,000 shares of Common Stock at a price of $1.00 per share (the “Warrants”); and

WHEARAS, the Company previously entered into a license agreement on August 13, 2024 with Marriott International, Inc. and Global Hospitality Licensing S.A.R.L (collectively, “Marriott”) (the “License Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the Company and the Purchasers agree as follows:

1.
PURCHASE AND SALE

1.1          Purchase and Sale. On the date hereof (the “Closing Date”), the Company agrees to sell to each Purchaser, and each Purchaser hereby agrees, severally and not jointly, to purchase from the Company, upon the terms and conditions hereinafter set forth, the number of Preferred Shares set forth on such Purchaser’s signature page hereto. The purchase price for each Preferred Share shall be $1.00 and the aggregate purchase price paid by the Purchasers for the Preferred Shares pursuant to this Agreement is referred to as the “Purchase Price”. The purchase and sale of the Preferred Shares pursuant to this Section 1.1 is referred to as the “Purchase”.

2.
CLOSING

2.1          Closing.

2.1.1       Subject to and upon the terms and conditions set forth in this Agreement, the closing shall take place remotely via the exchange of executed documents and funds at 10:00 a.m. (Eastern Time) on the Closing Date or at such other time, date and location as the parties shall mutually agree (the “Closing”).

2.2          Company Closing Deliverables. At Closing, the Company shall deliver to each Purchaser (or to its designated representative) the following:

2.2.1. a written notice or record of book-entry registration evidencing the registration under such Purchaser’s name of the number of Purchased Shares registered in the name of each Purchaser, or in such nominee name(s) as designated in writing and delivered to the Company prior to the Closing, representing the number of Preferred Shares set forth on the signature page hereto and bearing the legend specified in Section 4.8 referring to the fact that the Preferred Shares were sold in reliance upon the exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 4(a)(2) thereof and Rule 506(b) thereunder and are subject to the restrictions in Section 4.9 hereof;

2.2.2. a legal opinion of Wilson Sonsini Goodrich & Rosati LLP, counsel for the Company, dated as of the Closing Date, in a form reasonably satisfactory to the Purchasers;

2.2.3. a certificate, in form and substance reasonably satisfactory to the Purchasers, of the Secretary of the Company (the “Secretary’s Certificate”), dated as of the Closing Date, (a) certifying the resolutions adopted by the Board of Directors of the Company (the “Board”) or a duly authorized committee thereof approving the transactions contemplated by this Agreement and the issuance of the Preferred Shares and the Conversion Shares, (b) certifying the current versions of the certificate of incorporation, as amended, and bylaws of the Company and (c) certifying as to the signatures and authority of persons signing this Agreement and related documents on behalf of the Company;

2.2.4. a certificate, in form and substance reasonably satisfactory to the Purchasers, of the Chief Executive Officer of the Company (the “Officer’s Certificate”), dated as of the Closing Date, (a) certifying that the Company has received aggregate commitments of $17.98 million for the purchase of 17,980,000 Preferred Shares, and (b) certifying that the Company has satisfied all conditions precedent to Marriott’s obligation to fund the Second Portion of Key Money (as defined in the License Agreement) and, in which case, the Company can be reasonably certain that the Second Portion of Key Money will be paid substantially concurrently with the Closing Date;

2.2.5. a certified copy of the Certificate of Designation, as filed with the Secretary of State of the State of Delaware; and

2.2.6. the Company shall have entered into the NPA Waiver.

2.3          Payment for the Preferred Shares. At Closing, each Purchaser shall pay the purchase price for the number of Preferred Shares set forth on the signature page hereto to the Company by wire transfer in immediately available U.S. federal funds to the account designated in writing by the Company to each Purchaser on the Closing Date.

3.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise described in the confidential disclosure schedules delivered by the Company to the Purchasers prior to the execution of this Agreement (the “Disclosure Schedules”) (provided, that disclosure in any subparagraph of such Disclosure Schedules shall apply to any section or subparagraph hereof to the extent it is reasonably apparent on its face that such disclosure would apply to, and fulfill the disclosure requirement of, such section or subparagraph of this Agreement), each which qualify the following representations and warranties in their entirety, the Company hereby represents and warrants to the Purchasers, effective as of the date hereof, as follows:

3.1          Good Standing of the Company. The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware, with power and authority to own its properties and conduct its business as now conducted, and the Company is duly licensed or qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except, in the case of such license or qualification, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined below). As used herein, “Material Adverse Effect” means any effect, change, event, circumstance or development (“Effect”), individually or together with any other Effect, that has had, has, or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company or its Subsidiaries, taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Material Adverse Effect: (a) the announcement or disclosure of the sale of the Securities or other transactions contemplated by this Agreement, (b) the taking of any action, or the failure to take any action, by the Company that is required to comply with the terms of this Agreement, (c) any natural disaster or epidemics, pandemics or other force majeure events, or any act or threat of terrorism or war, any armed hostilities or terrorist activities (including any escalation or general worsening of any of the foregoing) anywhere in the world or any governmental or other response or reaction to any of the foregoing, (d) any change in U.S. Generally Accepted Accounting Principles (“GAAP”) or applicable Law or the interpretation thereof, (e) general economic or political conditions or conditions generally affecting the industries in which the Company and its subsidiaries operate or (f) any change in the cash position of the Company and its subsidiaries which results from operations in the ordinary course of business; except in each case with respect to clauses (c), (d) and (e), to the extent disproportionately affecting the Company and its subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its subsidiaries operate.

3.2          Subsidiaries. As of the date hereof, the Company expects to list the subsidiaries of the Company listed in Schedule 3.2 of the Disclosure Schedules under the heading “Exhibit 21.1—Significant Subsidiaries”, in Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 to be filed after the date hereof (the “2023 10-K”) (each a “Subsidiary” and collectively, the “Subsidiaries”). Each Subsidiary has been duly incorporated, organized or formed, as applicable, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization, or formation, as applicable, with power and authority (corporate, limited liability company or other power, as applicable) to own its properties and conduct its business as now conducted, and each Subsidiary of the Company is duly qualified to do business as a foreign corporation or limited liability company in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except, in the case of such license or qualification, as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All of the issued and outstanding equity interests of each Subsidiary of the Company has been duly authorized and validly issued and is fully paid and nonassessable (to the extent applicable); and the equity interests of each Subsidiary are owned by the Company, directly or through Subsidiaries, free from liens, encumbrances and defects.

3.3          Authorized Capital Stock. The authorized capital stock of the Company consists of (a) 22,000,000 shares of general common stock, including (i) 20,000,000 shares of Common Stock and (ii) 2,000,000 special voting common stock, par value $0.001 per share, and (b) 250,000,000 shares of Preferred Stock. The issued and outstanding capital stock of the Company as of the close of business on February 28, 2025 (the “Capitalization Date”) is set forth on Schedule 3.3. All of the issued and outstanding shares of the Company’s Common Stock have been duly authorized, validly issued and are fully paid and nonassessable, were issued in compliance with all applicable federal and state securities laws, and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities. The rights, preferences, privileges and restrictions of the Preferred Shares will be as set forth in the Certificate of Designation, as amended by the Amendment to the Certificate of Designation (the “Amendment to the Certificate of Designation”) attached hereto as Exhibit A. A number of shares of Common Stock equal to 19.9% of the outstanding shares Common Stock on the date hereof have been duly and validly reserved for issuance in respect of the Conversion Shares that may be converted up to the Issuance Limitation (as defined below). Except for the Warrants and as set forth on Schedule 3.3, as of the Capitalization Date, the Company does not have outstanding any options to purchase, or any right of first refusal or preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into or exchangeable or exercisable for, or any contracts or commitments to issue or sell, shares of its capital stock, or any similar right to participate in the transactions contemplated by this Agreement. Except as set forth on Schedule 3.3 or for customary adjustments as a result of stock dividends, stock splits, combinations of shares, reorganizations, recapitalizations, reclassifications or other similar events, there are no anti-dilution or price adjustment provisions contained in any security issued by the Company (or in any agreement providing rights to security holders) and the issuance and sale of the Preferred Shares pursuant to this Agreement will not give rise to any preemptive rights or rights of first refusal, co-sale rights or any other similar rights on behalf of any person or result in the triggering of any anti-dilution or other similar rights.

3.4          Issuance, Sale and Delivery of Shares. When issued and delivered in accordance with the terms of this Agreement, the Certificate of Designation and the Amendment to the Certificate of Designation, the Preferred Shares and the Conversion Shares will be duly authorized, validly issued, fully paid and nonassessable, and free and clear of all liens, charges or encumbrances. Subject to the Nasdaq Issuance Limitation and the Stockholder Approval (each defined in Section 4.9), no further approval or authority of the stockholders or the Board will be required for the issuance and sale of the Preferred Shares to be sold by the Company as contemplated herein or for the issuance of the Conversion Shares as contemplated by the Preferred Shares.

3.5          Due Execution, Delivery and Performance. The Company has full corporate power and authority to enter into this Agreement and perform the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Company. The making and performance of the Agreement by the Company and the consummation of the transactions contemplated herein will not (a) result in the creation of any liens, charges or encumbrances upon any assets of the Company pursuant to the terms or provisions of, or (b) result in a breach or violation of, or constitute, either by itself or upon notice or the passage of time or both, a default under (i) any agreement, mortgage, deed of trust, lease, franchise, license, indenture, permit or other instrument to which the Company or any Subsidiary is a party or by which the Company or its properties, or any Subsidiary or such Subsidiary’s properties, may be bound or affected and in each case which would have a Material Adverse Effect, (ii) assuming Stockholder Approval and the amendment to the Certificate of Designations, any provision of the certificate of incorporation, by-laws or other organizational documents of the Company, or (iii) any statute or any authorization, judgment, decree, order, rule or regulation of any court or any regulatory body, administrative agency or other governmental body applicable to the Company or any Subsidiary or any of their respective properties. No consent, approval, authorization or other order of any court, regulatory body, administrative agency or other governmental body is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, except for the filing of a Form D with the SEC, the filing of the amendment to the Registration Statement and compliance with the applicable federal and state securities laws with respect to post-Closing obligations. Upon its execution and delivery, and assuming the valid execution thereof by the respective Purchasers, this will constitute the valid and binding obligations of the Company, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.6          Other Offerings. The Company has not sold, issued or distributed any security, under circumstances that would cause the offering of Preferred Shares contemplated by this Agreement to be (i) integrated with prior offerings by the Company for purposes of the Securities Act or (ii) aggregated with prior offerings by the Company for the purposes of the rules and regulations of The Nasdaq Stock Market LLC (“Nasdaq”).

3.7          Listing. The Company’s Common Stock is registered pursuant to Section 12(b) of the Exchange Act of 1934, as amended (the “Exchange Act”), and the Company’s outstanding shares of Common Stock are listed on Nasdaq. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.

3.8          Absence of Further Requirements. No consent, approval, authorization, or order of, or filing or registration with, any person (including any governmental agency or body or any court) is required to be obtained or made by the Company for the consummation of the transactions contemplated by this Agreement in connection with the sale of the Preferred Shares, except (i) such as have been obtained or made, including filing of the Amendment to the Certificate of Designation with the Secretary of State of the State of Delaware, (ii) where the failure of the Company to obtain or make any such consent, approval, authorization, order, filing or registration would not reasonably be expected to have a Material Adverse Effect and (iii) such as may be required under state securities law following the Closing, which will be obtained or made by the Company after the Closing within the required time frame in accordance with the applicable state securities law.

3.9          Title to Property. Except as set forth on Schedule 3.9, the Company and its Subsidiaries have good and marketable title to all material property and assets owned by them, in each case free from liens, charges, encumbrances and defects (other than liens for taxes not yet delinquent) that would materially affect the value thereof or materially interfere with the current use made by them and the Company and its Subsidiaries hold any leased real or personal property under valid and enforceable leases with no terms or provisions that would materially interfere with the current use made by them.

3.10        Absence of Defaults and Conflicts Resulting from Transaction. Except as set forth on Schedule 3.10, none of the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated hereby will result in a breach or violation of any of the terms and provisions of, or constitute a default under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its Subsidiaries pursuant to, (i) the charter, certificate of formation, operating agreement or bylaws (or similar organizational documents) of the Company or any of its Subsidiaries, (ii) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or any of its Subsidiaries or any of their properties or (iii) any agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or, to the knowledge of an executive officer of the Company, to which any of the properties of the Company or any of its Subsidiaries is subject, except, in the case of clauses (ii) and (iii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.11        Contracts. All agreements required to be filed as exhibits to any report, schedule, form, statement or other document (including exhibits) filed with or furnished to the U.S. Securities and Exchange Commission (the “SEC”) by the Company (the “SEC Documents”) under Item 601 of Regulation S-K (collectively, the “Material Agreements”) to which the Company or any Subsidiary is a party, or the property or assets of the Company or any Subsidiary are subject, have been filed as exhibits to one or more of the SEC Documents or will be filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, as applicable. All Material Agreements, other than those agreements that are substantially performed or expired by their terms, are valid and enforceable against the Company or one of its Subsidiaries, as the case may be, in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity and except as rights to indemnity and contribution may be limited by state or federal securities laws or public policy underlying such laws. Except as set forth in Schedule 3.11, neither the Company nor any of its Subsidiaries is in material breach of or default under any of the Material Agreements, and to the Company’s knowledge (which, as used herein, in each instance shall mean the actual knowledge of the Company’s Chief Executive Officer and Chief Financial Officer after due inquiry), no other party to a Material Agreement is in breach of or default under such Material Agreement, except in each case, for such breaches or defaults as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received a notice of termination nor is the Company otherwise aware of any threats to terminate any of the Material Agreements.

3.12        Transactions with Affiliates. Except as contemplated by this Agreement, none of the officers or directors of the Company or the stockholders of the Company (other than the Purchasers) who are affiliates (as defined under Rule 405 of the Securities Act) of the Company (“Affiliated Stockholders”), nor any of their affiliates, is presently a party to any transaction with the Company or any Subsidiary (other than as holders of stock options, restricted shares or stock units, and/or warrants, and for services as officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director, Affiliated Stockholder or any of their affiliates or, to the Company’s knowledge, any entity in which any officer, director, Affiliated Stockholder or such affiliate has a substantial interest or is an officer, director, trustee or partner.

3.13        Possession of Licenses and Permits. The Company and its Subsidiaries possess, and are in compliance with the terms of, all certificates, authorizations, franchises, licenses, permits, approvals, consents, orders, certifications, accreditations and other authorizations (collectively, “Licenses”), issued by the appropriate federal, state or local agencies or bodies necessary or material to the conduct of the business now conducted, except where the failure to have obtained the same would not reasonably be expected to have a Material Adverse Effect, and have not received any notice of proceedings relating to the revocation or modification of any Licenses that, if determined adversely to the Company or any of its Subsidiaries, would individually or in the aggregate have, a Material Adverse Effect.

3.14        Absence of Labor Dispute; Employee Relations. No labor dispute with the employees of the Company or any of its Subsidiaries exists or, to the knowledge of the Company, is imminent that would have a Material Adverse Effect. To the Company’s knowledge, no executive officer of the Company, as a consequence of his or her employment by the Company is, or is now expected to be, in violation of any material term of any agreement, covenant or contract (including any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant with any previous employer), and the continued employment of each such executive officer by the Company will not subject the Company to any liability with respect to any of the foregoing matters. The Company and its Subsidiaries are in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.15        Possession of Intellectual Property. The Company and its Subsidiaries own, possess the right to use or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property (collectively, “intellectual property rights”) necessary to conduct the business now operated by them, or presently employed by them, and have not received any notice of infringement of or conflict with asserted rights of others with respect to any intellectual property rights that, if determined adversely to the Company or any of its Subsidiaries, would individually or in the aggregate have, a Material Adverse Effect.

3.16        Environmental Compliance.

3.16.1  The Company and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Company has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. “Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

3.16.2  Neither the Company nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law, except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by the Company or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to the Company or any of its subsidiaries. “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, natural gas, natural gas liquids, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, toxic mold, infectious or medical wastes and all other substances, wastes, chemicals, pollutants, contaminants or compounds of any nature in any form regulated pursuant to any Environmental Law. “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, any supra-national bodies such as the European Union or the European Central Bank).

3.17        Absence of Manipulation. The Company has not taken, directly or indirectly, any action that is designed to or that has constituted or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Preferred Shares or the Conversion Shares.

3.18        Internal Controls and Compliance with the Sarbanes-Oxley Act. Except as described in the SEC Documents or set forth on Schedule 3.18, the Company, its Subsidiaries and the Board are in compliance with all applicable requirements of Sarbanes-Oxley and all applicable rules of Nasdaq. The Company maintains a system of internal controls, including, but not limited to, disclosure controls and procedures, internal controls over accounting matters and financial reporting, an internal audit function and legal and regulatory compliance controls (collectively, “Internal Controls”) that comply with applicable securities laws and are sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Internal Controls are overseen by the Audit Committee of the Board in accordance with the rules of the Nasdaq. Except as described in the SEC Documents or as set forth on Schedule 3.18, the Company has not publicly disclosed or reported to the Audit Committee or its Board (x) a significant deficiency, material weakness, change in Internal Controls or fraud involving management or other employees who have a significant role in Internal Controls, (y) any violation of, or failure to comply with, applicable securities laws, or (z) any matter which, if determined adversely, would have a Material Adverse Effect.

3.19        Litigation. Except as described in the SEC Documents or set forth on Schedule 3.19, there are no pending actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) against or affecting the Company, any of its Subsidiaries or any of their respective properties that, if determined adversely to the Company or any of its Subsidiaries, would individually or in the aggregate have a Material Adverse Effect, or would materially and adversely affect the ability of the Company to perform its obligations under this Agreement; and no such actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) are threatened or, to the Company’s knowledge, contemplated.

3.20        Accountants. Deloitte & Touche LLP, whose report on the consolidated financial statements, including the related notes thereto, of the Company was included in the 2023 10-K, is (a) an independent registered public accounting firm with respect to the Company as required by the Exchange Act and the rules and regulations promulgated thereunder, (b) to the Company’s knowledge, “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act and (c) to the Company’s knowledge, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Accounting Oversight Board thereunder.

3.21        No Material Adverse Change in Business. Since February 12, 2025, (i) there has been no, nor would there reasonably be expected to be, individual or in the aggregate, a Material Adverse Effect, (ii) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock, (iii) there has been no material adverse change in the capital stock, short-term indebtedness, long-term indebtedness, net current assets or net assets of the Company and its Subsidiaries, (iv) there has been no obligation, direct or contingent, that is material to the Company taken as a whole, incurred by the Company, except obligations incurred in the ordinary course of business and (v) except as set forth on Schedule 3.21, neither the Company nor any of its Subsidiaries has sustained any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or governmental or regulatory authority.

3.22        Compliance. Neither the Company nor any subsidiary has been advised, and has no reason to believe, that it is not conducting its business in compliance with all applicable laws, rules and regulations of the jurisdictions in which it is conducting business, including, without limitation, all applicable local, state and federal environmental laws and regulations; except where failure to be so in compliance would not have a Material Adverse Effect.

3.23        Investment Company Act. The Company is not required to register as an “investment company” as defined in the Investment Company Act of 1940, as amended.

3.24        Taxes. The Company and each of its Subsidiaries have filed all federal, state, local and foreign tax returns required to be filed through the date of this Agreement and have paid all taxes required to be paid (except as currently being contested in good faith and for which reserves required by GAAP have been created in the financial statements of the Company), and no tax deficiency has been, or would reasonably be expected to be, asserted against the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.25        Insurance. The Company and its Subsidiaries are insured by insurers with appropriately rated claims paying abilities against such losses and risks and in such amounts as are adequate and customary for the businesses in which they are engaged. All policies of insurance and fidelity or surety bonds insuring the Company or any of its Subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect. The Company and its Subsidiaries are in compliance with the terms of such policies and instruments in all material respects, and there are no claims by the Company or any of its Subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; neither the Company nor any such Subsidiary has been refused any material insurance coverage sought or applied for; neither the Company nor any such Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

3.26        SEC Documents. Except as set forth on Schedule 3.26 (the “Late SEC Documents”), the Company has filed all statements, reports, information or forms required to be filed by it with the SEC since December 31, 2020, pursuant to the reporting requirements of the Exchange Act. The SEC Documents complied, and the Late SEC Documents will comply, in all material respects, with the requirements of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents and the Late SEC Documents. As of their respective filing dates, the SEC Documents, taken as a whole, did not contain, and the Late SEC Documents will not contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

3.27        No General Solicitation; Offering Materials. Neither the Company, nor any of its affiliates (as such term is defined in the Exchange Act), nor any person acting on its behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D promulgated under the Securities Act) in connection with the offer or sale of the Preferred Shares. The Company has not in the past nor will it hereafter take any action to sell, offer for sale or solicit offers to buy any securities of the Company which would bring the offer, issuance or sale of the Preferred Shares, as contemplated by this Agreement, within the provisions of Section 5 of the Securities Act, unless such offer, issuance or sale was or shall be within the exemptions of Section 4 of the Securities Act.

3.28        Private Placement. Assuming the accuracy of the Purchasers’ representations in Section 4 hereof, no registration under the Securities Act is required for the offer and sale of the Preferred Shares by the Company to the Purchasers as contemplated hereby. The issuance and sale of the Preferred Shares hereunder does not contravene the rules and regulations of Nasdaq.

3.29        Brokers and Finders. Neither the Company nor any of its affiliates is a party to any agreement, arrangement or understanding with any person or entity other than as listed on Schedule 3.29, that would give rise to any valid right, interest or claim against or upon the Purchasers or the Company for any brokerage commission, finder’s fee or other similar compensation, as a result of the transactions contemplated by this Agreement.

3.30        No Materially More Favorable Terms. The Company has not entered into, and will not enter into, any other agreement or any definitive transaction document, side letter, undertaking letter, or other similar agreement or instrument with any Purchaser or any other purchaser of Preferred Shares in connection with the transactions contemplated hereby with terms and conditions that are materially more favorable than the terms and conditions provided to the Purchasers under this Agreement.

3.31        Anti-Corruption. Neither the Company nor any of its Subsidiaries, nor, to the Company’s knowledge, any director, officer, employee, affiliate, agent or representative of the Company or of any of its Subsidiaries or affiliates, or other person associated with or acting on behalf of the Company, has (A) taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to unlawfully influence official action or secure an unlawful or improper advantage; (B) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (C) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (D) violated or is in violation of applicable anti-corporation laws and anti-bribery laws in any country in which it does business, including the U.S. Foreign Corrupt Practices Act of 1977 or (E) made any unlawful bribe, rebate, payoff influence payment, kickback or other unlawful payment.

3.32        Application of Takeover Protection. Assuming the accuracy of, and compliance with, the Purchaser’s representations, warranties and covenants herein, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not impose any restriction on any Purchaser, or create in any party (including any current stockholder of the Company) any rights, under any share acquisition, business combination, poison pill (including any distribution under a rights agreement), or other similar anti-takeover provisions under the Company’s amended and restated certificate of incorporation, amended and restated bylaws or other organizational documents or the laws of its state of incorporation.

3.33        Office of Foreign Assets Control. Neither the Company nor, to the Company’s knowledge, any director, officer, agent, employee or affiliate of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).

3.34        Bank Holding Company Act. The Company is not subject to the Bank Holding Company Act of 1956, as amended (the “BHCA”) or to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve”). The Company does not own or control, directly or indirectly, five percent (5%) or more of the outstanding shares of any class of voting securities or twenty-five (25%) percent or more of the total equity of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve. The Company does not exercise a controlling influence over the management or policies of a bank or any entity that is subject to the BHCA or to regulation by the Federal Reserve.

3.35        Money Laundering. The operations of the Company are and have been conducted at all times in material compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

3.36        Financial Statements.

3.36.1  Except as described in the SEC Documents or set forth on Schedule 3.36, as of their respective filing dates, the financial statements (including any related notes) contained or incorporated by reference in the SEC Documents (i) complied as to form in all material respects with the Securities Act and the Exchange Act, as applicable, and the published rules and regulations of the SEC applicable thereto, (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (iii) fairly present, in all material respects, the consolidated financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby. Other than as expressly disclosed in the SEC Documents filed prior to the date hereof, there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP. Except as set forth in the consolidated financial statements of the Company included in the SEC Documents filed prior to the date hereof, the Company has not incurred any liabilities, contingent or otherwise, except those incurred in the ordinary course of business, consistent (as to amount and nature) with past practices since the date of such financial statements, none of which, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect. The books of account and other financial records of the Company and each of its Subsidiaries are true and complete in all material respects.

3.36.2  As of their respective filing dates, the financial statements (including any related notes) contained or incorporated by reference in the Late SEC Documents (i) will comply as to form in all material respects with the Securities Act and the Exchange Act, as applicable, and the published rules and regulations of the SEC applicable thereto, (ii) will be prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (iii) will fairly present, in all material respects, the consolidated financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby.

3.37        Registration Rights. Other than each of the Purchasers, the Noteholders, or as set forth in the SEC Documents, no Person has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company other than those securities which are currently registered on an effective registration statement on file with the SEC. As used herein, the term “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

3.38        Disclosure. The Company confirms that it has not provided, and to the Company’s knowledge, none of its officers or directors nor any other Person acting on its or their behalf has provided, any Purchaser or its agents or counsel with any information that it believes constitutes material, non-public information except insofar as the existence, provisions and terms of this Agreement and the proposed transactions hereunder and information provided to the Purchaser in connection therewith may constitute such information, all of which will be disclosed by the Company in a Current Report on Form 8-K as contemplated by Section 5.1 hereof (to the extent that the Company believes such information constitutes material, nonpublic information at such time) or by Section 5.9 hereof. The Company understands and confirms that the Purchasers will rely on the foregoing representations in effecting transactions in securities of the Company.

3.39        Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Company (or any Subsidiary) and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in the SEC Documents and is not so disclosed and would have or reasonably be expected to result in a Material Adverse Effect.

3.40        Acknowledgment Regarding Purchaser’s Purchase of Securities. The Company acknowledges and agrees that each Purchaser is acting solely in the capacity of an arm’s length purchaser with respect to this Agreement and the transactions contemplated hereby, and that the obligations of each Purchaser under this Agreement are several and not joint. The Company further acknowledges that no Purchaser is acting as a financial advisor or fiduciary of the Company or any of its Subsidiaries (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby, and any advice given by a Purchaser or any of its representatives or agents in connection with this Agreement and the transactions contemplated hereby is merely incidental to such Purchaser’s purchase of the Preferred Shares. The Company further represents to each Purchaser that the Company’s decision to enter into this Agreement has been based solely on the independent evaluation by the Company and its representatives.

3.41        No Disqualification Events. No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company or, to the Company’s Knowledge, any Company Covered Person (as defined below), except for a Disqualification Event as to which Rule 506(d)(2)(ii-iv) or (d)(3), is applicable. “Company Covered Person” means, with respect to the Company as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any person listed in the first paragraph of Rule 506(d)(1). Except as set forth on Schedule 3.41, the Company is not aware of any Person (other than any Company Covered Person) that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of the Preferred Shares pursuant to this Agreement.

3.42        Regulation M Compliance. The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Preferred Shares, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Preferred Shares, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company.

3.43        Holistic Capital Solution. The Company has completed the First Portion of Key Money (as defined in the License Agreement).

3.44        License Agreement. The Company continues to perform with its obligations of the License Agreement in all material respects, and there are no other material obligations, conditions, covenants or potential final obligations or termination rights that are, or reasonably would be expected to be, prejudicial to the Company.

4.
REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each Purchaser hereby, for itself and no other Purchaser, represents and warrants to the Company, effective as of the date hereof, as follows:

4.1          Good Standing of the Purchaser. Such Purchaser has been duly organized and is validly existing and in good standing under the laws of its state of organization, with power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder.

4.2          Due Execution, Delivery and Performance. Such Purchaser has full power and authority to enter into this Agreement and perform the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by such Purchaser. No consent, approval, authorization or other order of any court, regulatory body, administrative agency or other governmental body is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement by the Purchaser. Upon its execution and delivery, and assuming the valid execution thereof by the Company, this will constitute the valid and binding obligations of such Purchaser, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3          Sophisticated Investor. Such Purchaser is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in securities representing an investment decision like that involved in the purchase of the securities, including investments in securities issued by the Company.

4.4          Accredited Investor. Such Purchaser is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, and has completed Schedule A following the signature page hereto and the information contained therein is accurate and complete.

4.5          Investment Purpose. Such Purchaser is acquiring the number of Preferred Shares set forth on the signature page hereto in the ordinary course of its business and for its own account for investment (as defined for purposes of the Hart-Scott-Rodino Antitrust Improvement Act of 1976 and the regulations thereunder) only and with no present intention of distributing any of such Preferred Shares or Conversion Shares or any arrangement or understanding with any other persons regarding the distribution of such Preferred Shares or Conversion Shares within the meaning of Section 2(11) of the Securities Act.

4.6          No Legal, Tax or Investment Advice. Such Purchaser understands that nothing in this Agreement or any other materials presented to such Purchaser in connection with the purchase and sale of the Preferred Shares constitutes legal, tax or investment advice. Such Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of Preferred Shares.

4.7          No Obligation to Register Securities. Such Purchaser understands that except as set forth in this Agreement, neither the Company nor any other person is under any obligation to register the resale of the Preferred Shares or the Conversion Shares under the Securities Act or any state securities laws or to comply with the terms and conditions of any resale exemption thereunder and that the Registration Statement will only register for resale the Conversion Shares and not the Preferred Shares.

4.8          Restrictive Legend. The Purchasers understand that, until such time as the legends may be removed pursuant to Section 5.6, the certificates or other instruments representing the Preferred Shares and Conversion Shares, and all certificates or other instruments issued in exchange therefore or in substitution thereof, shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for the Conversion Shares):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT, OR AN OPINION OF COUNSEL OR OTHER EVIDENCE, IN FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SAID ACT.”

4.9          Issuance Limitation. Notwithstanding anything in this Agreement or the Certificate of Designation, such Purchaser acknowledges and agrees that no holder of Preferred Shares issued under this Agreement will be entitled to receive Conversion Shares or other shares of Common Stock issuable upon redemption, dividend payments, or as otherwise provided in the Certificate of Designation, to the extent (but only to the extent) that such receipt would cause the aggregate number of Conversion Shares and other shares of Common Stock issued upon redemption, dividend payments, or as otherwise provided in the Certificate of Designation, to all Purchasers in aggregate, to represent more than 19.99% of the number of shares of Common Stock outstanding on the Closing Date (the “Issuance Limitation”), unless the Company obtains the requisite stockholder approval under Section 5635 of Nasdaq’s Listed Company Manual and the requisite stockholder approval to increase the number of authorized shares of Common Stock (the “Stockholder Approval”), in which case, the Issuance Limitation would no longer apply to the Purchasers. Notwithstanding anything in this Agreement or the Certificate of Designation, each director or officer of the Company that is a Purchaser or that beneficially owns or controls an entity that is a Purchaser agrees that such Purchaser or its transferees will not have any right to receive any Conversion Shares or other shares of Common Stock issuable upon redemption, dividend payments or as otherwise provided in the Certificate Designations unless and until the Stockholder Approval has been obtained. Unless and until the Stockholder Approval is obtained, each Purchaser agrees to attend any meeting of stockholders for the purposes of establishing quorum and, in all circumstances where the Preferred Shares and the Common Stock vote together as a single class on a matter, affirmatively abstain from voting the Preferred Shares acquired under this Agreement (or any shares of Common Stock issued upon conversion thereof) on such matter; provided, however, that with respect to the proposal to increase the authorized shares of Common Stock as part of the Stockholder Approval, each Purchaser agrees to vote the Preferred Shares acquired under this Agreement (or any shares of Common Stock issued upon conversion thereof) in favor of such proposal to the maximum extent allowable under Nasdaq rules.

4.10        Financial Ability; Source of Funds.

4.10.1  Such Purchaser has, and will have at Closing, sufficient cash, available lines of credit or other sources of immediately available funds to pay in cash the portion of the Purchase Price allocated to such Purchaser as set forth on the signature page hereto and all other amounts to be paid by Purchaser hereunder to consummate the transactions contemplated by this Agreement and to satisfy all other costs and expenses incurred by such Purchaser in connection herewith.

4.10.2  Such Purchaser acknowledges and agrees that its obligation to consummate the transactions contemplated by this Agreement are not in any way contingent upon or otherwise subject to the availability or receipt of any financing to such Purchaser.

4.11        Exculpation Among Purchasers. Each Purchaser acknowledges that it is not relying upon any other Purchaser, or any officer, director, employee, agent, partner, member or affiliate of any such other Purchaser, in making its investment or decision to invest in the Company. Each Purchaser agrees that neither any Purchaser nor the respective controlling Persons, officers, directors, partners, agents, or employees of any Purchaser shall be liable to any other Purchaser for any action heretofore taken or omitted to be taken by any of them in connection with the purchase of the Preferred Shares.

5.
ADDITIONAL AGREEMENTS

5.1          Certain Transactions and Confidentiality. Subject to the terms of any non-disclosure agreement between each Purchaser and the Company, each Purchaser covenants that neither it, nor any Affiliate acting on its behalf or pursuant to any understanding with it will execute any purchases or sales of any of the Company’s securities during the period commencing with the execution of this Agreement and ending at such time that the transactions contemplated by this Agreement are first publicly announced pursuant to the Form 8-K (as defined in Section 5.9). Each Purchaser covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company pursuant to the Form 8-K, such Purchaser will maintain the confidentiality of the existence and terms of this transaction and the information included in this Agreement; provided, however, that each party may disclose such information only to its affiliates and its and its affiliates’ officers, directors, managers, partners, employees, agents, legal advisors and representatives on a need-to-know basis in the performance of this Agreement; provided, further, that such party shall ensure such persons strictly abide by the confidentiality obligations hereunder or substantially equivalent terms. The Company acknowledges and agrees that it has not provided any material non-public information to any Purchaser except for such information as will be included in the Form 8-K or in a press release that will be posted concurrently with the filing of the Form 8-K.

5.2          Nasdaq Listing of Shares. The Company shall promptly respond to and provide any information requested by Nasdaq in connection with the Company’s submission of the Listing of Additional Shares Notification Form in respect of the issuance of the Preferred Shares and listing of the Conversion Shares.

5.3          Use of Proceeds. The Company will use the net proceeds received by it from the issuance and sale of the Preferred Shares for (i) working capital, and (ii) to pay the fees, costs and expenses in connection with this Agreement and the transactions contemplated hereby, and shall not use such proceeds for: (a) the redemption of any securities of the Company, (b) the settlement of any outstanding litigation, (c) the repayment of any outstanding debt or (d) in violation of the Money Laundering Laws or OFAC regulations.

5.4          Stockholder Consent. The Company agrees to, as promptly as reasonably practicable following the Closing, but in any event within 30 calendar days after the Company has filed its Annual Report on Form 10-K for the year ended December 31, 2024, in accordance with the laws of the State of Delaware and the Company’s amended and restated certificate of incorporation and amended and restated bylaws, take all action necessary to duly call, give notice of, convene and hold a meeting of stockholders for the purpose of obtaining the Stockholder Approval, which includes the unanimous recommendation of the Board for the Company’s stockholders to vote for the Stockholder Approval, subject to the fiduciary obligations under applicable law of the Board (as determined in good faith by the Board after consultation with the Company’s outside counsel). The Purchasers agree to furnish to the Company all information concerning such Purchaser as the Company may reasonably request in connection with any such stockholder meeting. Notwithstanding anything herein to the contrary, the sole remedy for failure to duly call, give notice of, convene and hold a meeting of stockholders for purposes of obtaining Stockholder Approval shall be specific performance of this Section 5.4.

5.5          Voting Agreement. The Company agrees not to amend, waive or terminate any Voting Agreement in any way that would materially affect the rights of the Purchasers under this Agreement without the prior written consent of the Purchasers.

5.6          Transfer Restrictions.

5.6.1       Except as permitted in this Section 5.6, such Purchaser will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Preferred Shares except in compliance with the Securities Act and the rules and regulations promulgated thereunder.

5.6.2       The Company acknowledges and agrees that each Purchaser may from time to time pledge pursuant to a bona fide margin agreement with a registered broker-dealer or grant a security interest in some or all of the Preferred Shares or Conversion Shares the (“Shares”) to a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act and who agrees to be bound by the provisions of this Agreement and, if required under the terms of such arrangement, such Purchaser may transfer pledged or secured Shares to the pledgees or secured parties. Such a pledge or transfer would not be subject to approval of the Company and no legal opinion of legal counsel of the pledgee, secured party or pledgor shall be required in connection therewith. Further, no notice shall be required of such pledge. The Company will execute and deliver such reasonable documentation as a pledgee or secured party of Shares may reasonably request in connection with a pledge or transfer of the Shares.

5.6.3       Certificates evidencing the Conversion Shares shall not be required to contain any legend (including the legend set forth in Section 4.8 hereof): (i) following a sale of the Conversion Shares pursuant to a registration statement covering the resale of such Conversion Shares, while such registration statement is effective under the Securities Act, (ii) following any sale of such Conversion Shares pursuant to Rule 144, (iii) if such Shares are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such Conversion Shares and without volume or manner-of-sale restrictions or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC).

5.6.4       The Company agrees that following such time as the legend is no longer required under Section 5.6, it will, no later than one (1) Business Day following the delivery by such Purchaser to the Company’s transfer agent (the “Transfer Agent”) of written notice requesting the removal of any restrictive legend from the entry in the applicable balance account evidencing such Conversion Shares and such other documentation as may reasonably be requested, deliver or cause to be delivered to such Purchaser such Conversion Shares, free from all restrictive and other legends, by crediting the account of such Purchaser’s prime broker with the Depository Trust Company System as directed by such Purchaser. Subject to the limitations under Section 4.9, the Company may not make any notation on its records or give instructions to the Transfer Agent that enlarge the restrictions on transfer set forth in Section 4.8 or this Section 5.6.

5.7          Furnishing of Information. Until the time that no Purchaser owns any Preferred Shares, the Company covenants to use commercially reasonable efforts to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act. Each Purchaser acknowledges and agrees, including for purposes of the Company’s compliance with the terms of the Prior Preferred SPA, that the Company’s delay in filing its Annual Report on Form 10-K for the year ended December 31, 2024 (the “2024 Form 10-K”) and any other filings or reports related to the analogous covenant in the Prior Preferred SPA shall not be considered a breach of this covenant (or the analogous covenant in the Prior Preferred SPA) to the extent the 2024 Form 10-K and such related filings or reports are filed with the SEC on or before June 30, 2025, and each Purchaser unconditionally and irrevocably waives any corresponding claims for breach of the analogous covenant under the Prior Preferred SPA.

5.8          Acknowledgment of Dilution. The Company acknowledges that the issuance of the Shares may result in dilution of the outstanding shares of Common Stock, which dilution may be substantial under certain market conditions. The Company further acknowledges that its obligations under this Agreement, including, without limitation, its obligation to issue the Shares pursuant to this Agreement, are unconditional and absolute and not subject to any right of set off, counterclaim, delay or reduction, regardless of the effect of any such dilution or any claim the Company may have against the Purchaser and regardless of the dilutive effect that such issuance may have on the ownership of the other stockholders of the Company.

5.9          Securities Laws Disclosure; Publicity. The Company shall, no later than 5:30 p.m. (New York City Time) on the fourth (4th) Business Day immediately following the date hereof, file a Current Report on Form 8-K (the “Form 8-K”) disclosing the material terms of the transactions contemplated hereby and by the NPA Waiver. The Company and the Purchasers shall consult with each other in issuing any press releases with respect to the transactions contemplated hereby, and neither the Company nor any Purchaser shall issue any such press release nor otherwise make any such public statement without the prior consent of the Company, with respect to any press release of a Purchaser, or without the prior consent of the Purchasers of at least a majority of the Preferred Shares, with respect to any press release of the Company, except if such disclosure is required by law or regulation, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication; provided that this Section 5.9 shall not in any way restrict or impair the ability of the Company or any Purchaser to respond to routine examinations, demands, requests or reporting requirements of a regulator without prior notice to or consultation with the Purchasers or the Company, respectively; provided, further, that only to the extent that the responding party is in possession of confidential information of the other party at such time, the responding party shall inform the other party in writing as soon as reasonably practicable following receipt of a request for such examination, demand, request, or reporting requirement.

5.10        Reservation of Common Stock. Subject to the Issuance Limitation, the Company has reserved, and shall continue to reserve and keep available at all times prior to issuance, the number of shares of Common Stock issuable upon conversion of the Preferred Shares, free of preemptive rights or any other rights of any other securityholders (including holders of equity incentive plan entitlements).

5.11        Beneficial Ownership Limitation. A Purchaser may notify the Company in writing (which may be by email to legal@sonder.com) in the event it elects to be subject to the provisions contained in this Section 5.11; however, no Purchaser shall be subject to this Section 5.11 unless he, she or it makes such election. Notwithstanding anything to the contrary set forth in the Certificate of Designation, if the election is made by a Purchaser, the Company shall not effect any conversion of the Preferred Shares, and the Purchaser shall not have the right to convert any portion of its Preferred Shares, to the extent that, after giving effect to an attempted conversion set forth on an applicable Optional Conversion Notice (as defined in the Certificate of Designation) with respect to the Preferred Shares, such Purchaser (together with any other Person whose beneficial ownership of Common Stock would be aggregated with the Purchaser’s for purposes of Section 13(d) or Section 16 of the Exchange Act and the applicable rules and regulations of the SEC, including any “group” of which the Purchaser is a member) would beneficially own a number of shares of Common Stock in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Purchaser shall include the number of shares of Common Stock issuable upon conversion of the Preferred Shares subject to the Optional Conversion Notice with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Preferred Shares beneficially owned by such Purchaser, and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such Purchaser (including, without limitation, any convertible notes, convertible stock or warrants) that are subject to a limitation on conversion or exercise similar to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this Section 5.11, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable rules and regulations of the SEC. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable rules and regulations of the SEC. For purposes of this Section 5.11, in determining the number of outstanding shares of Common Stock, a Purchaser may rely on the number of outstanding shares of Common Stock as reflected in (i) the Company’s most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the SEC, as the case may be, (ii) a more recent public announcement by the Company that is filed with the SEC or (iii) a more recent notice by the Company or the Transfer Agent to the Purchaser setting forth the number of shares of Common Stock then outstanding. For any reason at any time, upon the written request of a Purchaser (which may be by email), the Company shall, within three (3) trading days of such request, confirm in writing to such Purchaser (which may be via email) the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to any actual conversion or exercise of securities of the Company, including Preferred Shares, by such Purchaser since the date as of which such number of outstanding shares of Common Stock was last publicly reported or confirmed to the Holder. The “Beneficial Ownership Limitation” shall be set at the discretion of any Purchaser that makes an election between 4.9% and 19.9% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to an Optional Conversion Notice (to the extent permitted pursuant to this Section 5.11). By written notice to the Company, a Purchaser may from time to time increase or decrease the Beneficial Ownership Limitation to any other percentage not in excess of 19.9% specified in such written notice; provided that (i) any such increase will not be effective until the sixty-first (61st) day after such written notice is delivered to the Company and (ii) any such increase or decrease will apply only to such Purchaser sending such notice and not to any other Purchaser. The provisions of this Section 5.11 shall be construed, corrected and implemented in a manner so as to effectuate the intended Beneficial Ownership Limitation herein contained and the shares of Common Stock underlying the Preferred Shares in excess of the Beneficial Ownership Limitation shall not be deemed to be beneficially owned by the Purchaser for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act.

5.12        Participation in Future Financing.

5.12.1  Subject to compliance with applicable securities laws, from the date hereof until August 13, 2029, upon any issuance by the Company of Common Stock or other equity securities of the Company for cash consideration, indebtedness or a combination thereof (a “Subsequent Financing”), each Purchaser shall have the right to participate, on the same terms and conditions provided for in the Subsequent Financing, in an amount equal to such Purchaser’s Pro-Rata Share (as defined below) of twenty-five (25%) percent of the aggregate principal amount of any such Subsequent Financing; provided, however, the Purchasers shall have the right to purchase such securities in any Subsequent Financing at a purchase price equal to seventy-five (75%) percent of the purchase price of any other investor in a Subsequent Financing, subject to compliance with Nasdaq stockholder approval rules. Notwithstanding the foregoing, the Company shall not be obligated to seek such stockholder approval and may make such determination in its sole discretion. For purposes of this Agreement, each Purchaser’s “Pro-Rata Share” shall be equal to the number of shares of Common Stock deemed to be beneficially owned by such Purchaser immediately prior to the closing of the Subsequent Financing (based upon documentation or written representation reasonably satisfactory to the Company), divided by the total number of shares of Common Stock outstanding (including any shares of Common Stock issuable upon conversion or exercise of outstanding Common Stock Equivalents deemed to be beneficially owned by such Purchaser and included in the numerator) immediately prior to the closing of the Subsequent Financing.

5.12.2  At least ten (10) Business Days prior to the closing of the Subsequent Financing, the Company shall deliver to each Purchaser a written notice of its intention to effect a Subsequent Financing (the “Subsequent Financing Notice”). Each Purchaser hereby agrees to keep the information contained in the Subsequent Financing Notice confidential. The Subsequent Financing Notice shall describe in reasonable detail the proposed terms of such Subsequent Financing, the amount of proceeds intended to be raised thereunder and the Person or Persons through or with whom such Subsequent Financing is proposed to be effected and shall include a term sheet or similar document relating thereto as an attachment.

5.12.3  Any Purchaser desiring to participate in such Subsequent Financing must provide written notice to the Company by not later than 5:30 p.m. (New York City time) on the second (2) Business Day after such Purchaser has received the Subsequent Financing Notice, that the Purchaser is willing to participate in the Subsequent Financing, the amount of the Purchaser’s elected participation, and representing and warranting that the Purchaser has such funds ready, willing, and available for investment on the terms set forth in the Subsequent Financing Notice. If the Company receives no such notice from a Purchaser as of such second (2nd) Business Day, such Purchaser shall be deemed to have notified the Company that it does not elect to participate in the Subsequent Financing.

5.12.4  Notwithstanding anything to the contrary in this Section 5.12 and unless otherwise agreed to by all Purchasers, the Company shall either confirm in writing to each Purchaser that the transaction with respect to the Subsequent Financing has been abandoned or shall publicly disclose its intention to effect the Subsequent Financing, in either case, in such a manner such that a Purchaser will not be in possession of any material, non-public information, by the fifth (5) Business Day following delivery of the Subsequent Financing Notice. If by such fifth (5) Business Day, no public disclosure regarding a transaction with respect to the Subsequent Financing has been made, and no notice regarding the abandonment of such transaction has been received by a Purchaser, such transaction shall be deemed to have been abandoned and the Purchaser shall not be in possession of any material, non-public information with respect to the Company.

5.12.5  Notwithstanding the foregoing, for any Purchaser who is party to that certain Securities Purchase Agreement, dated August 13, 2024, by and among the Company and the purchasers named therein (the “Prior Preferred SPA”), the rights set forth in this Section 5.12 shall not apply. Furthermore, any such Purchaser party to the Prior Preferred SPA hereby unconditionally and irrevocably waives any and all preemptive or participation rights and related notice rights it may have with respect to the Preferred Shares being offered and sold hereby and the Warrants issued in connection with the NPA Waiver and the issuance of the shares of Common Stock issuable upon the conversion or exercise thereof, including without limitation the participation right set forth in Section 5.12 of the Prior Preferred SPA.

6.
REGISTRATION RIGHTS

6.1          Registration Rights.

6.1.1       The Company agrees that, as soon as practicable, but in no event later than thirty (30) calendar days following the filing date of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 (such deadline, the “Filing Deadline”), the Company will submit to or file with the SEC a registration statement for a shelf registration on Form S-1 or an amendment to the existing shelf registration on Form S-1 (the “Registration Statement”) covering the resale of the Conversion Shares that are eligible for registration (determined as of two (2) Business Days prior to such submission or filing) (the “Registrable Shares”) and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 45th calendar day following the initial filing date of the Registration Statement if the SEC notifies the Company that it will not “review” the Registration Statement, (ii) the 90th calendar day following the initial filing date of the Registration Statement if the SEC notifies the Company that it will “review” the Registration Statement (including a limited review) and (iii) the 10th business day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”); provided, however, that the Company’s obligations to include the Registrable Shares in the Registration Statement are contingent upon Purchaser furnishing in writing to the Company such information regarding Purchaser or its permitted assigns, the securities of the Company held by Purchaser and the intended method of disposition of the Registrable Shares (which shall be limited to non-underwritten public offerings) as shall be reasonably requested by the Company to effect the registration of the Registrable Shares, and Purchaser shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations. Notwithstanding the foregoing, if the SEC prevents the Company from including any or all of the shares proposed to be registered under a Registration Statement due to limitations on the use of Rule 415 under the Securities Act for the resale of the Conversion Shares pursuant to this Article VII by the applicable stockholders or otherwise, such Registration Statement shall register for resale such number of Conversion Shares which is equal to the maximum number of Conversion Shares as is permitted to be registered by the SEC. In such event, the number of Conversion Shares to be registered for each selling stockholder named in such Registration Statement shall be reduced pro rata among all such selling stockholders. In the event the Company amends the Registration Statement in accordance with the foregoing, the Company will use its commercially reasonable efforts to file with the SEC, as promptly as allowed by the SEC, one or more registration statements to register the resale of those Registrable Shares that were not registered on the initial Registration Statement, as so amended. Any failure by the Company to file the Registration Statement by the Filing Deadline or to effect such Registration Statement by the Effectiveness Deadline shall not otherwise relieve the Company of its obligations to file or effect the Registration Statement as set forth above in this Section 6.

6.1.2       At its expense the Company shall:

6.1.2.1   except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the Company determines to obtain, continuously effective with respect to Purchaser, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (A) Purchaser ceases to hold any Registrable Shares and (B) the date all Registrable Shares held by Purchaser may be sold without restriction under Rule 144, including, without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) (the period of time during which the Company is required hereunder to keep a Registration Statement effective is referred to herein as the “Registration Period”);

6.1.2.2   during the Registration Period, advise Purchaser, as expeditiously as practicable:

6.1.2.2.1    when a Registration Statement or any amendment thereto has been filed with the SEC;

6.1.2.2.2    after it shall receive notice or obtain knowledge thereof, of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

6.1.2.2.3    of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

6.1.2.2.4    subject to the provisions in this Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, the Company shall not, when so advising Purchaser of such events, provide Purchaser with any material, nonpublic information regarding the Company other than to the extent that providing notice to Purchaser of the occurrence of the events listed in (A) through (D) above constitutes material, nonpublic information regarding the Company, in which case the Company shall direct its counsel to confer with the counsel of Purchaser to discuss such information to determine the proper course of action with respect to such information;

6.1.2.3  during the Registration Period, use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

6.1.2.4  during the Registration Period, upon the occurrence of any event contemplated above, except for such times as the Company is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Company shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

6.1.2.5  during the Registration Period, use its commercially reasonable efforts to maintain the listing of all Registrable Shares on each securities exchange or market, if any, on which the shares of common stock issued by the Company have been listed;

6.1.2.6  during the Registration Period, otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Purchaser, consistent with the terms of this Agreement, in connection with the registration of the Registrable Shares.

6.1.3       Notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to delay the filing or effectiveness of, or suspend the use of, the Registration Statement if it determines that in order for the Registration Statement not to contain a material misstatement or omission, (i) an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act, (ii) the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event Board reasonably believes would require additional disclosure by the Company in the Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Board to cause the Registration Statement to fail to comply with applicable disclosure requirements, or (iii) in the good faith judgment of the majority of the members of the Board, such filing or effectiveness or use of such Registration Statement, would be seriously detrimental to the Company and the majority of the members of the Board concludes as a result that it is essential to defer such filing (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend the Registration Statement on more than two occasions or for more than thirty (30) consecutive calendar days, or more than one sixty (60) total calendar days in each case during any twelve-month period. Upon receipt of any written notice from the Company of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein (in light of the circumstances under which they were made, in the case of the prospectus) not misleading, Purchaser agrees that (i) it will immediately discontinue offers and sales of the Registrable Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until Purchaser receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by law or subpoena. If so directed by the Company, Purchaser will deliver to the Company or, in Purchaser’s sole discretion destroy, all copies of the prospectus covering the Registrable Shares in Purchaser’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Registrable Shares shall not apply (A) to the extent Purchaser is required to retain a copy of such prospectus (1) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (2) in accordance with a bona fide pre-existing document retention policy or (B) to copies stored electronically on archival servers as a result of automatic data back-up.

6.1.4       Indemnification.

6.1.4.1 the Company will indemnify and hold harmless the Purchaser Parties, from and against any Losses to which they may become subject under the 1933 Act or otherwise, arising out of, relating to or based upon: (i) any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement, any preliminary prospectus, final prospectus or other document, including any Blue Sky Application (as defined below), or any amendment or supplement thereof or any omission or alleged omission of a material fact required to be stated therein or, in the case of the Registration Statement, necessary to make the statements therein not misleading or, in the case of any preliminary prospectus, final prospectus or other document, necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by or on behalf of such Purchaser or the other Purchasers expressly for use therein; (ii) any Blue Sky Application or other document executed by the Company specifically for that purpose or based upon written information furnished by the Company filed in any state or other jurisdiction in order to qualify any or all of the Preferred Shares and Conversion Shares under the securities laws thereof (any such application, document or information herein called a “Blue Sky Application”); (iii) any violation or alleged violation by the Company or its agents of the Securities Act, the Exchange Act or any similar federal or state law or any rule or regulation promulgated thereunder applicable to the Company or its agents and relating to any action or inaction required of the Company in connection with the registration or the offer or sale of the Conversion Shares pursuant to any Registration Statement; or (iv) any failure to register or qualify the Conversion Shares included in any such Registration Statement in any state where the Company or its agents has affirmatively undertaken or agreed in writing that the Company will undertake such registration or qualification on the Purchaser’s behalf and will reimburse the Purchaser Parties for any legal or other expenses reasonably incurred by them in connection with investigating, preparing or defending any such Losses; provided, however, that the Company will not be liable in any such case if and to the extent, but only to the extent, that any such Losses arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by the Purchaser or any such controlling Person in writing specifically for use in such Registration Statement or prospectus.

6.1.4.2  Any person or entity entitled to indemnification herein shall (A) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (B) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

6.1.4.3  The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities.

6.1.4.4  If the indemnification provided under this Section 6.1.4.4 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 6.1.4.4 from any person or entity who was not guilty of such fraudulent misrepresentation.

6.2          Any Purchaser who is a party to the Prior Preferred SPA hereby unconditionally and irrevocably waives the Company’s obligations under Article 7 of the Prior Preferred SPA for so long as the Company registers any Registrable Shares under the Prior Preferred SPA in compliance with the terms of this Article 6.

7.
MISCELLANEOUS

7.1          Amendments; Waivers. Subject to compliance with applicable law, this Agreement may be amended or supplemented in any and all respects only by written agreement of the Company and the Purchasers.

7.2          Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the Company, on the one hand, and the Purchasers, on the other hand, provided, however, that any Purchaser may assign any of its rights, interests, or obligations hereunder to an affiliate of such Purchaser or to any managed accounts or fund entities for which such Purchaser exercises investment discretion without the prior written consent of the Company; provided, further, that that no such assignment shall relieve such Purchaser of its obligations hereunder if such assignee does not perform such obligations.

7.3          Entire Agreement; No Third-Party Beneficiaries. This Agreement, including Disclosure Schedules, together with the Certificate of Designation and the Amendment to the Certificate of Designation, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties and their affiliates, or any of them, with respect to the subject matter hereof and thereof. Except as provided in Section 7.1 hereof, no provision of this Agreement shall confer upon any person other than the parties hereto and their permitted assigns any rights or remedies hereunder.

7.4          Notices. All communications hereunder will be in writing and, if sent to the Purchasers, will be emailed, mailed, delivered or telegraphed and confirmed to the address set forth such Purchaser’s name on the signature pages hereto, or if sent to the Company, will be emailed, mailed, delivered or telegraphed and confirmed to Sonder Holdings Inc., 447 Sutter St., Suite 405 #542, San Francisco, California, Attention: Vanessa Barmack, Email: [***]@sonder.com.

7.5          Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective personal representatives and successors, and no other person will have any right or obligation hereunder.

7.6          Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

7.7          Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of laws that would make the laws of another state applicable. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Letter shall be brought in the federal courts located in New York County, New York. Each Party irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

7.8          Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

7.9          Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law.

7.10        Expenses. Each party shall be responsible for any expenses incurred by it in connection with the transactions contemplated by this agreement. For the avoidance of doubt, the Company shall pay all Transfer Agent fees (including, without limitation, any fees required for processing of any instruction letter delivered by the Company and any conversion notice delivered by the Investor), stamp taxes and other taxes and duties levied in connection with the delivery of any Shares to the Purchasers.

7.11        No Recourse. Notwithstanding any provision of this Agreement or otherwise, each party hereto agrees on its own behalf and on behalf of its subsidiaries and affiliates that this Agreement may only be enforced against, and any action, suit or claim for breach of this Agreement may only be made against, the parties to this Agreement, and no Non-Party Affiliates of any Purchaser, whether by piercing of the corporate or otherwise, shall have any liability relating to this Agreement or any of the transactions contemplated herein. Notwithstanding anything to the contract, the sole remedy available to the Company under this Agreement is to seek specific performance of each Purchaser’s obligation to fund the Purchase Price hereunder. The Company on its own behalf and on behalf of its subsidiaries and affiliates hereby irrevocably waive any claims against each Purchaser and its affiliates and Non-Party Affiliates for any direct, indirect, actual special, incidental, consequential, punitive or other damages and any other legal remedies arising out of or in connection with this Agreement, or any agreement or instrument contemplated hereby.

7.12        Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under this Agreement are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance or non-performance of the obligations of any other Purchaser under this Agreement. Nothing contained herein, and no action taken by any Purchaser pursuant hereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement. Each Purchaser shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose. Each Purchaser has been represented by its own separate legal counsel in their review and negotiation of this Agreement. The Company has elected to provide all Purchasers with the same terms for the convenience of the Company and not because it was required or requested to do so by any of the Purchasers.

7.13        Remedies.

7.13.1   In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Purchasers and the Company will be entitled to specific performance under this Agreement. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in this Agreement and hereby agree to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

7.13.2   Notwithstanding anything to the contrary set forth herein, no party to this Agreement shall be liable for any punitive, special, consequential or exemplary damages, relating to any breach of representation, warranty or covenant contained in this Agreement.

7.14        Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

7.14.1   when a reference is made in this Agreement to an Article or Section, such reference is to an Article or Section of this Agreement;

7.14.2   the headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

7.14.3   the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation.”

7.14.4   the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

7.14.5   all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

7.14.6   the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

7.14.7   references to a Person are also to its successors and permitted assigns; and 9.14.8. the use of the term “or” is not intended to be exclusive.

7.15        Termination. This Agreement may be terminated at any time prior to the applicable Closing by the mutual written consent of the Company and the Purchasers.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

COMPANY:

SONDER HOLDINGS INC.

By:
Name:
Title:

Signature Page to Securities Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

Name of Purchaser:

Signature of Purchaser

By:

Name:

Title:

Name in which Shares are to be registered:

(if different):

Mailing Address Street:

City, State, Zip:

Attn:

Telephone No.

Facsimile No.

Purchaser’s EIN:

Number of Preferred Shares to be Purchased:

Purchase Price: $[●]

You must pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the account specified by Company.

Signature Page to Securities Purchase Agreement

SCHEDULE A

ELIGIBILITY REPRESENTATIONS OF THE INVESTOR

A.	QUALIFIED INSTITUTIONAL BUYER STATUS

(Please check the applicable subparagraphs):

☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).

B.	ACCREDITED INVESTOR STATUS

(Please check the applicable subparagraphs):

1.	☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act, and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2.	☐ We are not a natural person.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. The Purchaser has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to the Purchaser and under which the Purchaser accordingly qualifies as an “accredited investor.”

☐	Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐	Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐	Any natural person whose individual net worth, or joint net worth with that person’s spouse, exceeds $1,000,000; provided that in connection with this calculation (a) such person’s primary residence is not included as an asset, (b) indebtedness that is secured by such person’s primary residence, up to the estimated fair market value of such person’s primary residence as of the date hereof is not included as a liability (except that if the amount of such indebtedness outstanding as of the date hereof exceeds the amount outstanding 60 days before the date hereof, other than as a result of the acquisition of such person’s primary residence, the amount of such excess is included as a liability) and (c) indebtedness that is secured by such person’s primary residence in excess of the estimated fair market value of such person’s primary residence as of the date hereof is included as a liability.

☐	Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.

This schedule should be completed by the Purchaser and constitutes a part of the Subscription Agreement.

☐	Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐	Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐	Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or

☐	Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests.

Signature Page to Securities Purchase Agreement

EXHIBIT A

Amendment to Certificate of Designation

[Attached]